N-SAR Exhibit: Sub-item 77D(a)
Legg Mason Partners Institutional Trust
Western Asset Institutional AMT Free Municipal
Money Market Fund
(formerly the Western Asset Institutional Money
Market Fund)

Upon approval of the funds Board of Trustees, the investment strategy and fund name has changed.

The following is a link to the funds summary prospectus which was filed with the SEC pursuant to Rule 497(K). The summary prospectus discloses the funds new investment strategy and new name.

http://www.sec.gov/Archives/edgar/data/889512/0000
93041310003254/0000930413-10-003254-index.htm